                                                Filed pursuant to Rule 424(b)(3)
                                                SEC File No. 333-43045


PROSPECTUS
                             8,197,006 SHARES

                          FAIRFIELD COMMUNITIES, INC.
                                  COMMON STOCK

    This Prospectus relates to an aggregate of up to 8,197,006 shares (the "Shares") of Common Stock, par value $0.01 per share ("Common Stock"), of Fairfield Communities, Inc. (the "Company" or "Fairfield") that may be offered by the selling stockholders listed herein (collectively, the "Selling Stockholders") from time to time. Up to 212,626 Shares are issuable to Kevin Sheehan upon the exercise of options (the "Assumed Options") previously granted by Vacation Break U.S.A., Inc. ("Vacation Break") under the Vacation Break U.S.A., Inc. 1995 Stock Option Plan, as amended (the "Plan") and up to 145,812 Shares are issuable to certain Selling Stockholders upon the exercise of warrants (the "Supplemental Warrants") previously granted by Vacation Break pursuant to several warrant agreements, as amended and supplemented (the "Supplemental Warrant Agreements"). The Company assumed the Assumed Options and the Supplemental Warrants in connection with the merger (the "Merger") of FCVB Corp., a wholly owned subsidiary of the Company ("Merger Sub"), with and into Vacation Break. In addition, this Prospectus relates to such indeterminate number of additional shares of Common Stock as may become subject to Assumed Options or Supplemental Warrants as a result of the antidilution provisions contained in the Plan and the Supplemental Warrant Agreements, respectively.

    The Shares are listed on the New York Stock Exchange (the "NYSE") under the trading symbol "FFD."
                  --------------------------------------------
    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.
                 ---------------------------------------------

    The Shares will be sold either directly by the Selling Stockholders or
through brokers, dealers, or agents.   The Company will not receive any part of
the proceeds from sales of the Shares by the Selling Stockholders. At the time any particular offer of Shares is made, if and to the extent required, the specific number of Shares offered, the offering price, and the other terms of the offering, including the names of any brokers, dealers, or agents involved in the offering and the compensation, if any, of such brokers, dealers, or agents, will be set forth in a supplement to this Prospectus (a "Prospectus Supplement"). Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any Prospectus Supplement delivered herewith.

    Unless this Prospectus is accompanied by a Prospectus Supplement stating otherwise, offers and sales may be made pursuant to this Prospectus only in ordinary broker's transactions made on the NYSE in transactions involving ordinary and customary brokerage commissions.

    The Company will bear all expenses in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the listing on the NYSE of the Shares. The Selling Stockholders will bear all other expenses in connection with sales of the Shares. The Company and each of the Selling Stockholders have agreed to indemnify each other against certain liabilities including liabilities under the Securities Act. See "Selling Stockholders."

                 ---------------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                 ---------------------------------------------

                 The date of this Prospectus is March 18, 1998.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. Documents filed by the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock is listed.

    The Company has filed a Registration Statement on Form S-3, as amended (the "Registration Statement") under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by Fairfield (Commission File No. 1-8096) pursuant to the Exchange Act are incorporated by reference into this Prospectus:

    (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; and

    (ii) the description of the Company's Common Stock contained in the Company's Registration Statements on Form 8-A (Commission File No. 1-8096) filed December 8, 1995.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Fairfield Communities, Inc., 11001 Executive Center Drive, Little Rock, Arkansas 72211, Attention: Investor Relations (telephone: (501) 228-2700).

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, the following risks and investment considerations should be carefully considered in evaluating the Company and its business before purchasing any of the Shares offered hereby. Each of the following factors may have a material adverse effect on the Company's operations, financial results, financial condition, liquidity, market valuation or market liquidity in future periods.

TIMESHARE INDUSTRY OPERATING RISKS

    The Company's business is subject to all of the operating risks inherent in the timeshare industry. These risks include an oversupply of timeshare units, a reduction in demand for timeshare units, changes in travel and vacation patterns, changes in governmental regulations of the timeshare industry and increases in construction costs or taxes, as well as negative publicity concerning the industry. The timeshare industry is highly fragmented, containing a large number of developers. In the past, the timeshare industry as a whole has experienced a negative image as a result of various developers employing high pressure sales and marketing tactics, constructing low quality units and engaging in other potentially misleading practices. Consequently, negative publicity with respect to any one or more developers in the timeshare industry could have a disproportionate effect on all of the developers in the industry.

RISKS RELATED TO VACATION BREAK MERGER

    On December 19, 1997, the Company acquired Vacation Break U.S.A., Inc., a Florida corporation ("Vacation Break"), pursuant to a merger of a wholly owned subsidiary of the Company with and into Vacation Break. The Company believes that the Vacation Break Merger will offer opportunities for long-term efficiencies in operations that should positively affect future results of the combined operations of the Company and Vacation Break. However, the Vacation Break Merger may adversely affect the Company's financial performance in 1998 and future years until such time as the Company is able to realize the positive effect of opportunities for long-term efficiencies in operations. In addition, the combined companies will be more complex and diverse than the Company individually, and the combination and continued operation of their distinct business operations will present difficult challenges for the Company's management due to the increased time and resources required in the management effort. While the Company's management and Board of Directors believe that the combination may be effected in a manner which will realize the value of the companies, there can be no assurances as to the effect of the Vacation Break Merger.

    In order to maintain and increase profitability, the combined companies will need to successfully integrate and streamline overlapping functions. The Company and Vacation Break have different systems and procedures in many operational areas which must be rationalized and integrated. There can be no assurance that integration will be successfully accomplished. The difficulties of such integration may be increased by the necessity of coordinating geographically separate organizations. The integration of certain operations will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined companies. Failure to effectively accomplish the integration of the companies' operations could have an adverse effect on the Company's results of operations and financial condition.

    The Attorney General of Vermont has filed litigation against Vacation Break relating to its marketing of vacation packages alleging that Vacation Break violated the consumer protection or telemarketing laws of Vermont. Vacation Break is actively attempting to settle that proceeding and is engaged in settlement discussions. The marketing practice in question involves a prior direct mail campaign and telemarketing. The issues raised concern whether the solicitations of a vacation package properly disclosed that the offers required the vacation package to be purchased, or whether, if applicable, a tour of a timeshare resort was required in connection with the purchase of the vacation package. The Company does not anticipate that the legal and settlement costs it expects to incur will have a material impact on its results of operations, liquidity or financial condition. However, there can be no assurance that settlement of the pending proceeding can be reached on terms acceptable to the Company, or at all, or that additional states will not commence similar proceedings. Accordingly, future legal and settlement costs incurred, or fines assessed if settlement cannot be reached, could be substantially greater than expected.

RISKS ASSOCIATED WITH ACQUISITIONS AND NEW DEVELOPMENT OF RESORTS

    A principal component of the Company's strategy is to acquire and develop new destination resorts. The Company's future growth and financial success will depend upon a number of factors, including its ability to identify attractive resort acquisition and development opportunities, consummate the acquisition or development of such resorts on favorable terms, profitably sell vacation ownership interests ("VOIs") at such resorts, and successfully integrate the newly acquired or developed resorts into the Company's sales and marketing programs. The Company's ability to execute its growth strategy depends to a significant degree on the existence of attractive resort acquisition and development opportunities and its ability to obtain additional debt and equity capital and to fund such acquisitions and development. There can be no assurance that the Company will be successful with respect to such factors.

REGULATION OF MARKETING AND SALES OF VOIS

    The Company's marketing and sales of VOIs and other operations are subject to extensive regulation by the federal government and by the states in which the Company's resorts are located and in which its VOIs are marketed and sold. The federal government and many states have adopted specific laws and regulations regarding the sale of timeshares, telemarketing and certain of the Company's other activities. The Company believes that it is in substantial compliance
with all laws and regulations to which it is currently subject.   However, there
is no clear guidance regarding the scope and interpretation of the registration requirements of various state laws regulating certain types of timeshare marketing and sales programs.

    No assurance can be given that the cost of complying with laws and regulations in all jurisdictions in which the Company desires to conduct sales would not be significant, would not impair the cost-effectiveness of its marketing programs, or that the Company is in fact in compliance with all applicable laws and regulations. If the Company is not in substantial compliance with applicable laws and regulations, among other consequences, it could be subject to regulatory actions and purchasers of VOIs could have certain rescission rights. In addition, there can be no assurance that laws and regulations (including existing interpretations thereof) applicable to the Company in any specific jurisdiction will not be revised or that other laws or regulations will not be adopted which could increase the Company's cost of compliance or prevent the Company from selling VOIs or conducting other operations in a jurisdiction. In particular, the Company has become more reliant on telemarketing based marketing programs. Regulation of and laws governing the use of telemarketing have grown in the recent past and additional laws and regulations governing these activities may be adopted in the future. Any failure to comply with any applicable law or regulation, or any increases in the costs of compliance could have a material adverse effect on the Company.

PENDING LITIGATION

    The Company and its subsidiaries have certain lawsuits pending against them, as described in Note 17 of the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference herein. There can be no assurance that those lawsuits or any other litigation pending against the Company or its subsidiaries previously disclosed will not be decided adversely and, if decided adversely, will not have a material adverse effect on the financial condition, liquidity or results of operations of the Company.

RISKS ASSOCIATED WITH FINANCING; HEDGING ACTIVITIES

    The Company offers financing to buyers of VOIs at the Company's resorts, which bears interest at fixed rates and is collateralized by a first mortgage on, or retention of title under an installment sales contract for, the underlying VOI. The Company and its wholly owned finance subsidiary, Fairfield Acceptance Corporation ("FAC"), have revolving credit facilities to finance the Company's contracts receivable. The Company's current credit facilities which finance contracts receivable are, and are expected to continue to be, at variable interest rates. The Company presently believes it has adequate borrowing availability under its credit facilities, however, any significant increase in interest rates on the Company's financing or prepayment rates on the contracts receivable could have an adverse effect on the profitability of the Company's portfolio of contracts receivable or the future availabilities under its credit facilities or its ability to obtain future financing. The Company attempts to retain borrowing availability under its revolving credit facility by periodically selling contracts receivable to FAC. The Company uses the proceeds from these sales to reduce the outstanding balance under its revolving credit facility. FAC and its subsidiaries periodically securitize such receivables through financings with third parties. The proceeds from the securitization transactions are then used to reduce the balances of FAC's revolving credit facility. However, there can be no assurance that the Company and FAC will be able to successfully continue such securitizations, and any failure to continue such securitizations could result in the Company and FAC having insufficient borrowing availability under their credit facilities to maintain their operations at current levels. In connection with certain of FAC's securitization transactions issued with variable interest rates, FAC has sought to limit its exposure to possible future increases in interest rates by purchasing interest rate caps. No assurance can be given that FAC will be able to obtain interest rate caps or other hedging instruments in connection with future securitization transactions or that the cost associated with interest rate caps or other hedging instruments will not increase FAC's operating costs.

IMPACT OF ECONOMIC CYCLES

    Any substantial downturn in economic conditions or any significant price increases related to the travel and tourism industry could significantly depress discretionary consumer spending and have a material adverse effect on the Company's business. Any such economic conditions, including inflation, may also affect the future availability of attractive financing rates for the Company or its customers and may materially adversely affect the Company's business. Inflation may also affect the Company's income derived from sales of vacation packages to the extent that the Company's costs of providing vacation packages increases from the time the vacation package is sold until the time the vacation is taken. Furthermore, adverse changes in general economic conditions may adversely affect the collectability of the Company's loans to VOI purchasers.

RISKS ASSOCIATED WITH CUSTOMER DEFAULT

    The Company bears the risk of defaults by purchasers of VOIs. Because VOIs are vacation homes and not primary residences, purchasers of VOIs who finance a portion of the purchase price present a greater risk of default than typical borrowers under home mortgages. Private mortgage insurance or its equivalent is not readily available to cover VOIs. If a purchaser of a VOI defaults on the loan made by the Company to finance the purchase of such interest during the early part of the repayment schedule, the associated marketing costs other than certain sales commissions are not recoverable and they must be incurred again after the VOI has been returned to the Company's inventory for resale. Commissions paid in connection with the sale of VOIs may be recoverable from sales personnel upon default in accordance with contractual arrangements with the Company, depending upon the amount of time that has elapsed between the sale and the default and the number of payments made prior to such default. Although the Company in many cases may have recourse against sales agents for commissions paid, no assurance can be given that any commissions will be fully recovered in the event of purchaser defaults.

POSSIBLE ENVIRONMENTAL LIABILITIES

    Under various federal, state and local laws, ordinances and regulations, the current or previous owner, manager or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner, manager or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The Company believes that it is in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances, but no assurance can be given that hazardous or toxic substances will not be found on its properties or properties that it previously owned or may acquire.

COMPLIANCE WITH LAWS GOVERNING ACCESS

    A number of state and federal laws, including the Fair Housing Act and the Americans with Disabilities Act, impose requirements related to access and use by disabled persons of a variety of public accommodations and facilities. Although the Company believes that its resorts are substantially in compliance with these laws, the Company may incur additional costs of complying with such laws. The ultimate amount of the cost of compliance with such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial.

UNINSURED LOSS; NATURAL DISASTERS

    There are certain types of losses (such as losses arising from acts of war) that are not generally insured because they are either uninsurable or not economically insurable and for which the Company does not have insurance coverage. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a resort, as well as the anticipated future revenues from such resort, and would continue to be obligated on any mortgage indebtedness or other obligations related to the resort. Moreover, if the property owners association fails to adequately insure the units, any uninsured or underinsured casualty may affect the collectability of the contracts receivable related to those units. In addition, the Company's resorts could suffer significant damage as a result of hurricanes, earthquakes, floods and other natural disasters. Any such damage, as well as adverse weather conditions generally, could reduce the Company's ability to sell VOIs at its resorts.

COMPETITION

    As the Company develops destination resorts, the Company may experience significant competition for qualified personnel, favorable sites and customers at those resorts from other entities engaged in the business of resort development, sales and operation, including VOI ownership, condominiums, hotels and motels. Many well-known lodging, hospitality and entertainment companies have begun to develop and sell VOIs in resort properties. While many of those companies have targeted a more narrow market segment than the Company's historical market segment, there can be no assurance that the Company and those companies will not compete more broadly at destination locations. In such event, the Company will be required to compete with companies that may have significantly greater resources.

CONCENTRATION IN FLORIDA MARKET

       As a result of the Merger, the Company will operate twenty-five resorts and anticipates approximately one-half of the VOI revenues will be concentrated in the Florida market. The Company believes that certain fundamental aspects of Florida as a location for resort properties (including climate, quality of life, and opportunities for sports and leisure activities) have contributed and will continue to contribute to the Company's abilities to sell VOIs in the Florida market. The Florida market is one of the largest markets for VOI sales in the United States. However, Florida is also one of the most competitive markets for VOI sales. In addition, historically, natural disasters and media coverage of crimes committed in Florida have had significant adverse effects on tourism in Florida. Accordingly, there can be no assurance that the Florida market will continue to be favorable for VOI sales or that the business of the Company will not be adversely affected by the concentration in the Florida market.

APPLICABILITY OF FEDERAL SECURITIES LAWS TO THE SALE OF VOIS

    It is possible that the VOIs sold by the Company may be deemed to be securities as defined in Section 2(1) of the Securities Act. If the VOIs were determined to be securities for that purpose, their sale would require registration under the Securities Act. The Company has not registered the sale of VOIs under the Securities Act and does not intend to do so in the future. If the sales of VOIs were found to have violated the registration provisions of the Securities Act, purchasers of VOIs would have the right to rescind their purchases of those VOIs. If a substantial number of purchasers sought rescission and were successful, the Company's business, results of operations and financial conditions could be materially adversely affected.

ANTI-TAKEOVER MATTERS

    The Company is subject to various factors that could have the effect of making it more difficult for a party to acquire control of the Company, which could adversely affect the market price of the Common Stock. The Company's Certificate of Incorporation grants the Company's Board of Directors (the "Board") the authority to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"), having such rights, preferences and privileges as designated by the Board without stockholder approval. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. In addition, the Company has adopted a Rights Agreement which provides for the issuance of a 1/3 right (a "Right") for each outstanding share of Common Stock. The Rights entitle the holder to purchase, under certain circumstances, one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock at $25.00 per share. The Rights may have the effect of discouraging an unsolicited takeover proposal. Section 203 of the Delaware General Corporation Law is also applicable to the Company and contains provisions that restrict certain business combinations with interested stockholders. Section 203 may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company.


                                  THE COMPANY

    The Company is one of the largest vacation ownership companies in the United States in terms of property owners and vacation ownership units constructed. The Company's 25 resorts are located in 11 states and the Bahamas; 15 resorts are in destination areas with popular vacation attractions and 10 regional resorts are in scenic locations. The Company's principal business is selling VOIs, commonly known as timeshares, primarily through its innovative points-based vacation system, Fair share Plus(R). The Company also offers financing for VOI purchasers through its wholly owned subsidiary, FAC.

    The Company's principal executive offices are located at 11001 Executive Center Drive, Little Rock, Arkansas 72211 and its telephone number is
(501) 228-2700.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.


                              SELLING STOCKHOLDERS

    Effective upon consummation of the Merger on December 19, 1997, Vacation Break became a wholly owned subsidiary of the Company. As a result of the conversion of shares of Vacation Break Common Stock, the assumption of Vacation Break options in the Merger, the payment of the Company's two-for-one Common Stock split in the form of a 100% stock dividend paid January 30, 1998 (the "Stock Split"), and the adjustments made to the Assumed Options to reflect the Stock Split, the Company (i) issued 6,315,480 shares of Common Stock that are beneficially owned by Ralph P. Muller, which includes 6,245,738 shares of Common Stock owned of record by R&A and beneficially by Mr. Muller, 56,742 shares of Common Stock owned of record by Mr. Muller and 13,000 shares of Common Stock owned of record by Alice Muller, Mr. Muller's wife, (ii) issued 1,523,088 shares of Common Stock to Kevin Sheehan, and (iii) assumed options exercisable by Mr. Sheehan which are deemed Assumed Options to purchase 212,626 shares of Common Stock. Of the shares of Common Stock issued to Mr. Muller and R&A, Joyce North, the former Executive Vice President - Sales of Vacation Break, has an option to acquire 425,250 shares. Of the shares of Common Stock issued to Kevin Sheehan, Joyce North has an option to acquire 60,750 shares. If Ms. North exercises these options to acquire an aggregate of 486,000 Shares, she has the right to sell those Shares pursuant to this Prospectus. Ralph P. Muller is the former Chairman of the Board and Chief Executive Officer of Vacation Break and, effective upon consummation of the Merger, became a director of the Company. Kevin Sheehan is the former President of Vacation Break and is a consultant to the Company.

    As a result of the assumption of Vacation Break warrants in the Merger, the payment of the Stock Split and the adjustments made to the Supplemental Warrants to reflect the Stock Split, the Company assumed warrants exercisable by each of the Selling Stockholders named below other than Ralph P. Muller, R&A Partnership, Ltd., Kevin Sheehan and Joyce North (collectively, such other Selling Stockholders are referred to as the "Supplemental Warrant holders") which are deemed Supplemental Warrants to purchase an aggregate of up to 145,812 shares of Common Stock. The Vacation Break warrants assumed by the Company were originally granted by Vacation Break to Josephthal, Lyon & Ross Incorporated ("Josephthal) and were subsequently transferred by Josephthal to each of the Supplemental Warrantholders. Josephthal was one of two lead underwriters in Vacation Break's initial public offering in December 1995, served as Vacation Break's principal financial advisor and investment banker thereafter and served as co-advisor to Vacation Break in connection with the Merger. Vacation Break warrants which represented the right to acquire 90,000 shares of Vacation Break Common Stock prior to the Merger were granted to Josephthal in consideration of its services as a lead underwriter in Vacation Break's initial public offering. The remaining Vacation Break warrants assumed by the Company, which represented the right to acquire 30,000 shares of Vacation Break Common Stock prior to the Merger, were granted to Josephthal in consideration of its financial advisory services in connection with a proposed merger (which was not consummated) with various companies owned or controlled by James E. Lambert. All of the Supplemental Warrantholders are affiliates of Josephthal. In addition, Michael
J. Kollender, a Senior Vice President - Investment Banking of Josephthal, was a director of Vacation Break prior to the Merger.

    The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders.

                                 COMMON STOCK          NUMBER OF             COMMON STOCK
                                  OWNERSHIP            SHARES OF               OWNERSHIP
                           PRIOR TO OFFERING (1)(2)   COMMON STOCK          AFTER OFFERING(2)
                          --------------------------  --------------  ---------------------------
   NAME AND POSITION          NUMBER      PERCENTAGE  OFFERED HEREBY  NUMBER       PERCENTAGE
------------------------  --------------  ----------  --------------  -------  ------------------

Ralph P. Muller, and      6,315,480  (3)    14.01%         6,315,480        0                  *
 R&A Partnership, Ltd.
Kevin Sheehan             1,746,164  (4)     3.85%         1,735,714   10,450                  *
Joyce North                 607,500  (5)     1.34%           486,000  121,500                  *
Matthew Balk                  5,326  (6)      *                5,326        0                  0%
Franklin Berger                 110  (6)      *                  110        0                  0%
Lawrence Borgman                110  (6)      *                  110        0                  0%
Dennis Burke                    110  (6)      *                  110        0                  0%
Estate of Peter Sheib         4,370  (6)      *                4,370        0                  0%
Paul Fitzgerald               6,450  (6)      *                6,450        0                  0%
Anthony Guzzi                    48  (6)      *                   48        0                  0%
Alan Jacobs                   6,076  (6)      *                6,076        0                  0%
Josephthal Holdings          15,796  (6)      *               15,796        0                  0%
Michael J. Kollender         36,448  (7)      *               18,226   18,222                  *
Steve Kowitski                  110  (6)      *                  110        0                  0%
Sherwood P. Larkin            5,158  (6)      *                5,158        0                  0%
Michael Loew                  1,404  (6)      *                1,404        0                  0%
Raymond Mando                    32  (6)      *                   32        0                  0%
Dennis McAlpine               3,038  (6)      *                3,038        0                  0%
Dan Purjes                   56,706  (6)      *               56,706        0                  0%
James Raphalian               1,216  (6)      *                1,216        0                  0%
Lawrence Rice                 5,286  (6)      *                5,286        0                  0%
Charles Roden                 3,740  (6)      *                3,740        0                  0%
WBM, LLC                      2,320  (6)      *                2,320        0                  0%
Scott A. Weisman             11,392  (8)      *               10,180    1,212                  *

---------------
*Less than 1% of class.

(1) Based on ownership of Common Stock as of March 13, 1998.

(2) Based on 45,091,505 shares of Common Stock outstanding as of March 13, 1998 and assuming all Shares offered hereby are sold.

(3) Includes 6,245,738 shares of Common Stock owned of record by R&A. RPM Investments, Inc., a Texas corporation wholly-owned by Mr. Muller, is the sole general partner of R&A. Also includes (i) 13,000 shares of Common Stock owned of record by Alice Muller, Mr. Muller's wife, and (ii) 425,250 shares of Common Stock subject to an option to purchase such shares granted to Joyce North.

(4) Includes (i) 212,626 shares of Common Stock issuable upon exercise of Assumed Options, (ii) 10,450 shares issuable upon exercise of Assumed Options which are exercisable by Jennifer Gelet-Sheehan, Mr. Sheehan's wife, and (iii) 60,750 shares of Common Stock subject to an option to purchase such shares granted to Joyce North.

(5) Includes (i) 121,500 shares of Common Stock issuable upon exercise of Assumed Options, (ii) 425,250 shares of Common Stock beneficially owned by Ralph Muller which are purchasable by Joyce North upon exercise of an option granted by Mr. Muller, and (iii) 60,750 shares of Common Stock beneficially owned by Kevin Sheehan which are purchasable by Joyce North upon exercise of an option granted by Mr. Sheehan.

(6) Consists of shares of Common Stock issuable upon exercise of Supplemental Warrants.

(7) Includes (i) 18,226 shares of Common Stock issuable upon the exercise of Supplemental Warrants, (ii) 17,010 shares of Common Stock issuable upon the exercise of Assumed Options, and (iii) 1,212 shares of Common Stock, all of which are beneficially owned by Mr. Kollender.

(8) Includes (i) 606 shares of Common Stock owned of record by Scott A. Weisman Profit Sharing Plan C and (ii) 10,180 shares of Common Stock issuable upon exercise of Supplemental Warrants.

   The Company agreed to register the offering and sale of the Shares, other than the Shares issuable upon exercise of the Supplemental Warrants, under the Securities Act pursuant to the terms of a Registration Rights Agreement into which the Company and Messrs. Muller and Sheehan and R&A entered at the effective time of the Merger. Ms. North has been assigned the rights, and has assumed the duties, of Messrs. Muller, Sheehan and R&A, under such Registration Rights Agreement to the extent of any Shares she may acquire. The Company agreed to register the offering and sale of the Shares subject to the Supplemental Warrants under the Securities Act pursuant to the terms of the separate Supplemental Warrant Agreements between the Company and each of the Supplemental Warrantholders. The Company has agreed to bear all expenses incurred in connection with the registration under the Securities Act and the listing on the NYSE of the Shares. The Selling Stockholders will bear all other expenses in connection with sales of the Shares.

   Pursuant to the Registration Rights Agreement and each of the Supplemental Warrant Agreements, each of the Selling Stockholders has agreed to indemnify the Company, and its directors, officers and any controlling person of the Company against certain liabilities based on information furnished for use in this Prospectus, and the Registration Statement of which this Prospectus is a part, by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders and any controlling persons of the Selling Stockholders against certain liabilities based on information contained in this Prospectus, and the Registration Statement of which this Prospectus is a part, which was not furnished by the Selling Stockholders.


                              PLAN OF DISTRIBUTION

   Offers and sales of Shares pursuant to this Prospectus may be effected by the Selling Stockholder from time to time in one or more transactions through any one or more of the following: (i) through brokers, acting as principal or agent, in transactions (which may involve block transactions) on one or more exchanges on which the securities are then listed, including the NYSE, in special offerings, exchange distributions pursuant to the rules of the applicable exchanges or in the over-the-counter market, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, (ii) directly or through brokers or agents in private sales at negotiated prices; (iii) by any other legally available means; or (iv) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein.

   In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholder or any successor in interest, and any brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions (which discounts, commissions, or concessions will not exceed those customary for the types of transactions involved) received by any such brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

   In addition, any of the Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                                 LEGAL MATTERS

   Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon for the Company by Jones, Day, Reavis & Pogue, Dallas, Texas.


                                    EXPERTS

   The consolidated financial statements and schedule of the Company incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

   The consolidated balance sheet of Vacation Break at December 31, 1996 and consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1996, incorporated by reference in this Prospectus, are incorporated by reference in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                           FORWARD-LOOKING STATEMENTS

   This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including (without limitation) statements with respect to anticipated future operating and financial performance, growth and acquisition opportunities and other similar forecasts and statements of expectation relating to the Company. When used in this Prospectus, words such as "anticipates," "believes," "estimates," "expects," "intends," "should" and variations of these words and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Forward-looking statements made by the Company and its management are based on estimates, projections and beliefs of the management of the Company, as well as assumptions made at the time of such statements by and information then currently available to the management of the Company, as applicable, and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information or otherwise.

   Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions relating to the operations and results of operations of the Company following the Merger. Representative examples of these factors include (without limitation) general industry and economic conditions; interest rate trends; regulatory changes; cost of capital and capital requirements; availability of real estate properties; competition from national hospitality companies and other competitive factors and pricing pressures; shifts in customer demands; changes in operating expenses, including employee wages, commission structures, benefits and training; economic cycles; the continued availability of financing in the amounts and at the terms necessary to support the Company's future business, assumed cost savings and other synergistic benefits of the Merger; the success achieved or problems encountered in integrating the operations of Vacation Break into the Company and each of the factors identified in the section "Risk Factors" set forth in this Prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

NO PERSON HAS BEEN AUTHORIZED IN
CONNECTION WITH THE OFFERING HEREBY
TO GIVE ANY INFORMATION OR TO MAKE
ANY REPRESENTATION NOT CONTAINED IN
THIS PROSPECTUS AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATION                8,197,006 SHARES
MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY.  THIS
PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITIES TO ANY
PERSON OR BY ANYONE IN ANY JURISDICTION               FAIRFIELD
WHERE SUCH OFFER OR SOLICITATION WOULD            COMMUNITIES, INC.
BE UNLAWFUL.  NEITHER THE DELIVERY OF
THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THE INFORMATION CONTAINED HEREIN
IS CORRECT AS OF ANY DATE SUBSEQUENT
TO THE DATE HEREOF.


      ------------------------                       COMMON STOCK




         TABLE OF CONTENTS                --------------------------------

                                                      PROSPECTUS

                                          ---------------------------------
                              PAGE
                              ----

Available Information..........  2

Incorporation of Certain
   Documents by Reference......  2

Risk Factors...................  3

The Company....................  7

Use of Proceeds................  7

Selling Stockholders...........  7

Plan of Distribution...........  9

Legal Matters.................. 10

Experts........................ 10

Forward-Looking Statements..... 10                  March 18, 1998